UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2011

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

United Property & Casualty Insurance Company (UPC), a wholly-owned subsidiary of United Insurance Holdings Corp. (the Company), has entered into a reimbursement contract for the 2011-2012 hurricane season, effective as of June 1, 2011, with the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund (FHCF). The FHCF contract will reimburse UPC for covered property losses under its homeowners' insurance policies resulting from hurricanes that cause damage in the state of Florida through May 31, 2012.

Under this contract, the FHCF will provide $335.3 million of aggregate coverage for covered losses in excess of $117.5 million subject to 10% participation by UPC. For the first event, UPC retains the first $10 million of loss and an affiliated reinsurer retains then next $5 million of loss. UPC also participates in the $10 million Limited Apportionment Company protection provided by the FHCF. The premium for the FHCF contract will be approximately $30.2 million, payable in three installments in August, October and December 2011. The final attachment point, total coverage and cost will not be finalized until December 2011.

UPC purchases excess of loss type coverage from private reinsurers to cover its 10% participation requirement under the FHCF contract and to recoup losses incurred up to the FHCF attachment point. UPC bound such excess of loss coverage with private reinsurers effective June 1, 2011. As is typical in the industry, many of the material terms of the contract including total coverage and payment terms are not finalized until after the coverage is bound.

Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description
10.1
Form of the Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida, effective June 1, 2011 and including Addenda 1, and 2.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By: /s/ Joseph R. Peiso
Name: Joseph R. Peiso
Title: Chief Financial Officer

Date: June 7, 2011
EXHIBIT INDEX

Exhibit No.	Description
10.1
Form of the Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida, effective June 1, 2011 and including Addenda 1, and 2.